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EXHIBIT 5.1 DRAFT OPINION OF MULDOON, MURPHY & FAUCETTE RE: LEGALITY





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                                 June 12, 1998



Board of Directors
West Essex Savings Bank
417 Bloomfiled Avenue
Caldwell, New Jersey  07081

     Re: The offering of up to ________ shares of West Essex Bancorp, Inc. Common Stock

Gentlemen:

     We have acted as special counsel to West Essex Bank (the "Bank") in connection with its reorganization from a federal mutual savings bank to the federal mutual holding company form (the "Reorganization") and the related subscription offering, community offering and syndicated community offering (the "Offerings") by West Essex Bancorp, Inc., a federally chartered stock holding company (the "Company") of up to 2,071,955 shares of its common stock, par value $.01 per share ("Common Stock"), (2,382,748 shares if the Offering Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     In connection with your request for our opinions, you have provided to us and we have reviewed the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on June __, 1998 and as amended on _________, 1998; Notice of Mutual Holding Company Reorganization on Form MHC-1 (the "Notice") and the Bank's Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Form MHC-2 (the "Application"), both as filed with the Office of Thrift Supervision ("OTS") initially on June __, 1998 and as amended on _________, 1998; the Bank's Plan of Mutual Holding Company Reorganization and Stock Issuance (the "Plan of Reorganization"), including the proposed Federal Stock Charter and Bylaws of West Essex Bank, the proposed Charter and Bylaws of West Essex Bancorp, M.H.C. (the "Mutual Holding Company") and the proposed Charter and Bylaws of West Essex Bancorp, Inc.; the Bank's proposed common stock certificate; the Company's proposed common stock certificate; and the Company's proposed stock order form. In addition, we have made such investigations of law and have examined such other documents and records as we have considered necessary for purposes of this opinion.
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Board of Directors
June 12, 1998
Page 2

     We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to the originals of documents submitted to us as certified or photostatic copies. We have relied as to factual matters upon certificates from officers of the Bank and we have assumed the accuracy and authenticity of the aforementioned certificates of public officials and officers of the Bank. We have also relied on Bank records.

     We understand that the Company will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth below, we assume that: (a) the Board of Directors of the Company has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

     Based upon and subject to the foregoing, and limited in all respects to matters of Federal law of the United States, it is our opinion that:

     Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust and the shares to be granted to a charitable foundation to be established by the Company in connection with the Conversion) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     This opinion is given solely for the benefit of the Bank and the Company and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.
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Board of Directors
June 12, 1998
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     We consent to the filing of this opinion as an exhibit to the Registration
Statement on Form S-1 and to the use of the name of our firm where it appears in the Registration Statement and Prospectus.

                              Very truly yours,

                              /s/ Muldoon, Murphy & Faucette

                              MULDOON, MURPHY & FAUCETTE